SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (“Amendment”) is made as of March 11, 2021 (“Effective Date”), by and between TREA PACIFIC PLAZA, LLC, a Delaware limited liability company (“Landlord”), and TANDEM DIABETES CARE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.Landlord and Tenant are parties to that certain Office Lease dated as of January 10, 2019 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated as of May 15, 2019 (the “First Amendment,” and collectively with the Original Lease, the “Lease”), pursuant to which Tenant currently leases from Landlord certain premises consisting of approximately 59,013 rentable square feet (the “Current Premises”), commonly known as Suites 120, 150, 200, and 300 within the building located at 10935 Vista Sorrento Parkway, San Diego, California (the “10935 Building”), which is part of the project commonly known as Pacific Plaza at Torrey Hills (the “Project”), as more particularly described in the Lease.

B.The Lease Term is scheduled to expire by its terms on January 31, 2023.

C.The parties desire to amend the Lease in order to provide, among other things, to extend the Lease Term, and for Tenant to expand the Current Premises, upon the terms and conditions set forth below.

D.Capitalized terms not defined herein have the meanings given to such terms in the Lease.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Expansion of Current Premises. Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, that certain premises commonly known as Suite 100 located on the first (1st) floor of the 10935 Building, consisting of approximately 14,916 rentable square feet (12,992 usable square feet) (the “Second Expansion Space”). The Second Expansion Space is depicted on Exhibit A attached hereto, which is hereby incorporated into and made a part of the Lease, as amended by this Amendment (the “Amended Lease”), and from and after the Effective Date, all references in the Amended Lease to the defined term “Premises” shall mean and refer to the Current Premises plus the Second Expansion Space, consisting of approximately 73,929 rentable square feet in the aggregate. Tenant’s use and occupancy of the Second Expansion Space shall be in accordance with all of the terms and conditions of the Amended Lease.

2.Second Extended Term. The Lease Term of the Amended Lease (the “Second Extended Term”) is hereby extended to expire on January 31, 2028 (the “Second Extended Term Expiration Date”). For the avoidance of doubt, Tenant’s lease of the Current Premises and the Second Expansion Space shall expire co-terminously. No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the Effective Date; provided, however, Landlord hereby represents that, to the best of Landlord’s knowledge, (i) no such amounts are owed and outstanding, and (ii) no default exists, or with the giving of notice or passage of time would exist, on the part of Tenant under the Lease, as of the Effective Date.

The Second Extended Term as to the Second Expansion Space shall commence on the earlier of (i) substantial completion of the Additional Improvements in the Second Expansion Space or
(ii) December 1, 2021 (the “Second Expansion Space Commencement Date”), and shall expire on the Second Extended Term Expiration Date.
3.Base Rent. Prior to February 1, 2023, which is the Third Floor Expansion Space Expiration Date (as defined in the First Amendment), Tenant shall continue to pay monthly installments of Base Rent for the Current Premises as provided in the Lease. Effective as of February 1, 2023, and continuing throughout the Second Extended Term, Tenant shall pay monthly installments of Base Rent for the Current Premises to Landlord in accordance with the following schedule:

Lease Months	Monthly Base Rent for the Current Premises
2/1/2023 - 1/31/2024	$247,264.47**
2/1/2024 - 1/31/2025	$254,682.40
2/1/2025 - 1/31/2026	$262,322.87
2/1/2026 - 1/31/2027	$270,192.56
2/1/2027 - 1/31/2028	$278,298.34

Effective as of the Second Expansion Space Commencement Date and continuing throughout the Second Extended Term, Tenant shall pay monthly installments of Base Rent for the Second Expansion Space to Landlord in accordance with the following schedule:

Lease Months	Monthly Base Rent for the Second Expansion Space
Second Expansion Space Commencement Date* - 12	$59,664.00**
13 - 24	$61,453.92
25 - 36	$63,297.54
37 - 48	$65,196.46
49 - 60	$67,152.36
61 - 72	$69,166.93
73 – Second Extended Expiration Date Term	$71,241.94

*Including a prorated amount for any partial month in which the Second Expansion Space Commencement Date occurs.

**Notwithstanding the foregoing, provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay
(i)Base Rent for the Current Premises for the four (4) month period from February through May, 2023, and
(ii)Base Rent for the Second Expansion Space during the first five (5) full calendar months following the Second Expansion Space Commencement Date. During such abatement periods, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease.

4.Additional Security Deposit. Landlord currently holds a Security Deposit under the Lease in the amount of Two Hundred Thirty-Six Thousand Eight Hundred Seventeen and 75/100 Dollars ($236,817.75) (the “Existing Security Deposit”). Concurrently with the full execution of this Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of Fifty-Nine Thousand Six Hundred Sixty Four Dollars ($59,664.00) (the “Additional Security Deposit”), which when added to the Existing Security Deposit shall equal Two Hundred Ninety-Six Thousand Four Hundred Eighty-One and 75/100 Dollars ($296,481.75) (the “New Security Deposit"). All references to “Security Deposit” in the Amended Lease shall be deemed to refer to the New Security Deposit and shall be governed by Paragraph 2(c) of the Original Lease. Accordingly, upon full execution of this Amendment, Tenant shall deliver the following amounts to Landlord:

i.One month installment of Base Rent for the Second Expansion Space:$59,664.00

ii.Additional Security Deposit:        $59,664.00 Total due upon execution of the Amendment:    $119,328.00
5.Tenant’s Proportionate Share; Base Year.

iii.Effective as of the Second Expansion Space Commencement Date, Tenant’s Proportionate Share shall be increased by 6.77%.

Once the Second Expansion Space Commencement Date has occurred and continuing throughout the Second Extended Term, Tenant’s Proportionate Share for the Premises (inclusive of the Current Premises and the Second Expansion Space) shall be 33.55%, based on the Premises consisting of approximately 73,929 rentable square feet in the aggregate and the Project consisting of approximately 220,348 rentable square feet. During the Second Extended Term, Tenant shall continue to pay Tenant’s Proportionate Share of increases in Operating Expenses in accordance with the Lease; provided, however, (i) the Base Year for the Second Expansion Space shall be the calendar year 2022, and (ii) effective as of February 1, 2023, the Base Year for the Current Premises shall be adjusted to the calendar year 2023.

6.Tenant Improvements. Landlord shall provide to Tenant the “Additional Allowance” (as defined below) to be used by Tenant to design, plan, engineer, commence, and complete interior improvements to the Premises (the “Additional Improvements”) in accordance with and subject to the terms and conditions of Exhibit B attached to the First Amendment (the “Work Letter”); provided, however, (a) Tenant shall have no right to utilize any unused portion of the Additional Allowance applicable to the Second Expansion Space after June 3, 2022 (excluding any then-outstanding Draw Requests) , (b) the maximum Construction Administration Fee specified in Section 5(a)(iii)(ii) of the Work Letter shall be two percent (2.0%) of the hard construction cost of the Additional Improvements, (c) all references in the Work Letter to the “Allowance” shall mean and refer to the portion of the Additional Allowance applicable to each component of the Premises to be improved with the Additional Improvements consisting of the Current Premises and the Second Expansion Premises, (d) all references in the Work Letter to the “Tenant Improvements” or the “Tenant Improvement Work” shall mean and refer to the Additional Improvements, (e) all references in the Work Letter to the Third Floor Expansion Space shall mean and refer severally to the Current Premises and the Second Expansion Space as applicable, and each provision of the Work Letter, including the corresponding portions of the Additional Allowance, shall apply separately to the Current Premises and the Second Expansion Space, and (f) all references in the Work Letter to the “Space Plans” shall mean and refer to new sets of preliminary space plans to be prepared by Tenant sufficient to convey the architectural design of the Additional Improvements in the Current Premises and the Second Expansion Space, respectively, and submitted, respectively, to Landlord for Landlord’s approval in accordance with the terms and conditions of Section 4 of the Work Letter as applied to each such portion of the Premises respectively.

The “Additional Allowance” shall be equal to:

$65.00 per rentable square foot of the Second Expansion Space (i.e., $969,540.00 based on the Second Expansion Space consisting of approximately 14,916 rentable square feet), which amount shall be applicable only to the Second Expansion Space.

7.Condition of the Current Premises. Tenant is currently in possession of the Current Premises and acknowledges that except as expressly provided in this Amendment, Landlord shall not be obligated to refurbish or improve the Current Premises or to otherwise fund improvements for the Current Premises in any manner whatsoever in conjunction with this Amendment. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Current Premises, the improvements, refurbishments, or alterations therein, the 10935 Building or the Project, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.

8.Condition of the Second Expansion Space. Tenant acknowledges that Landlord has informed Tenant that the Second Expansion Space is a mixture of second-generation space and shell condition space (without distribution of utilities or HVAC or any tenant improvements). Landlord will deliver the Second Expansion Space to Tenant upon the Effective Date of this Amendment in broom-clean condition and free of debris, with the base shell and core improvements of the 10935 Building in place and operational, subject to Tenant’s improvement of the Second Expansion Space with the Additional Improvements. In addition, to Landlord’s actual knowledge, the base shell and core improvements for the Second Expansion Space is in a condition that met current codes and conditions at time of construction thereof. Tenant acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any other representation or warranty regarding the condition of the Second Expansion Space, the improvements, refurbishments, or alterations therein, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that Tenant shall accept the Second Expansion Space in its present AS-IS condition, subject only to the foregoing representations by Landlord.

9.Right of First Offer. Tenant shall continue to have the Right of First Offer in accordance with the terms and conditions of Rider No. 1 attached to the First Amendment; provided, however, (a) the “ROFO Space” shall mean the space leased by GreatCall in the 10945 Building (i.e., Suites B400, B300 and B120) and the space leased by Chokar in the 10945 Building (i.e., Suite 100) (collectively, “Existing Tenants”), and (b) for purposes of determining the “fair market rental rate” (as defined in Rider No. 2 to the Original Lease and as determined by Landlord and set forth in the ROFO Notice) for any ROFO Space, the fair market rental rate shall be determined by Landlord based on the higher of fair market office use or fair market life science/lab use rents. In no event shall ROFO Space include any space in the 10955 Building. For the avoidance of doubt, the Right of First Offer shall apply separately to each ROFO Space which fits the foregoing definition and comes available during the Second Extended Term but shall be a one-time Right of First Offer as to each separate ROFO Space. Such Right of First Offer is subject to the rights of the Existing Tenants, including any renewal or extension of the lease of any such tenant whether or not such renewal or extension is pursuant to an express written provision in such lease and regardless of whether any such renewal or extension is consummated pursuant to an amendment or a new lease. Rider No. 3 attached to the Original Lease and Paragraph 5 of Rider No. 1 attached to the First Amendment are hereby deemed deleted in their entirety.

10.Accessibility. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment neither the Current Premises, the Second Expansion Space, the 10935 Building nor the Project have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) if Tenant requires the CASp inspection under this Paragraph, Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Current Premises, the Second Expansion Space, in the 10935 Building or at the Project, revealed solely as a result of such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant in accordance with Article 4 of the Original Lease; provided Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Paragraph.

11.Parking. As provided in the Original Lease, Tenant shall have the right to use an additional forty-nine (49) unreserved parking stalls for the Second Expansion Space. Tenant’s additional parking spaces shall be located in one of the two (2) parking structures in the Project. Tenant’s parking rights shall be governed by the Amended Lease.

12.Broker. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only RE:Align, Inc. (the “Broker”), and that it knows of no other real estate broker or agent acting on behalf of Tenant who is or might be thereby entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Broker. Landlord shall pay any brokerage commissions payable to the Broker in connection with the execution of this Amendment pursuant to a separate agreement between Landlord and the Broker. Nothing set forth herein or otherwise under this Amendment shall be deemed to require that Tenant retain any specific broker to act on Tenant’s behalf or for its benefit, including the Broker, in connection with any further or future negotiations with Landlord under this Amendment, including as to any renewals or extensions of the Lease Term, or expansions of the Premises, and Tenant hereby disclaims any such retention or relationship absent further notice by Tenant thereof to Landlord in each such instance.

13.Security Documents. Landlord represents and warrants that no Security Documents exist as of the Effective Date of this Amendment.

14.Signage. Landlord confirms that Tenant is entitled to the Building Sign specified in Paragraph 7(h) of the Original Lease upon the execution of this Amendment; provided, however,

“Building Sign” shall mean exclusive building-top and eyebrow signage rights for the entire 10935 Building.

15.Extension Options. Tenant shall continue to have the option rights set forth in Rider No. 1 attached to the Original Lease; provided, however, (a) Tenant shall have two (2) Extension Options for two (2) additional periods of five (5) years each (in lieu of Tenant’s existing extension option rights),
a.Tenant may only exercise such Extension Options as to all of the Tenant Premises collectively (inclusive of the Current Premises and the Second Expansion Space), if at all, and (c) for purposes of determining the “fair market rental rate” (as defined in Rider No. 2 to the Original Lease) in connection with the Extension Options, the fair market rental rate shall be determined based on the higher of fair market office use rents or fair market life science/lab use rents. Section 19 of the First Amendment is hereby deleted in its entirety. In the event Landlord and Tenant fail to reach agreement on the fair market rental rate by the Outside Agreement Date (as defined in Section 2 of Rider No. 2 to the Original Lease), then the fair market rental rate for the applicable option term shall be determined pursuant to Section 3 of Rider No. 2 provided, however, that there shall be two appraisals performed; one appraisal will be to determine the fair market rental rate for office use and the other appraisal will be to determine the fair market rental rate for life science/lab use. The appraisal for the fair market rental rate for the office use rents shall be performed in accordance with the terms and conditions of such Section 3 except that the phrase, “Torrey Hills area” in Section 1 of Rider No. 2 is deemed changed to “Market Area” (as defined below). The appraisal for the fair market rental rate for life science/lab use rents shall be performed in accordance with Section 3 of Rider No. 2 provided that (i) the M.A.I. appraiser shall be one who has been active over the five (5) year period ending on the date of such appointment in the leasing of life science/lab properties in the Torrey Hills, Del Mar Heights, Sorrento Mesa and UTC market areas (collectively, the “Market Area”); and (ii) the references in Rider No. 2 to comparable quality office buildings located in the Torrey Hills area shall be deemed changed to first-class, institutional quality life science/lab use buildings located in the Market Area, with the word “institutional” meaning owned by a landlord whose primary business is the ownership and operation of commercial properties comparable to the Building in the Market Area. Once the fair market rental rate for office use and for life science/lab use is determined, Tenant shall pay the greater of such determined rent amount during the applicable Option Term (including annual adjustments).

16.Tenant’s Proposed Common Area Alterations. Attached hereto as Exhibit C is a narrative description generally describing the Alterations which Tenant desires to perform in the 10935 Building (the “Proposed Common Area Alterations”). Landlord hereby approves, in concept only, such Proposed Common Area Alterations subject to the following conditions: (i) such Proposed Common Area Alterations shall be performed by Tenant at Tenant’s sole cost and expense in accordance with, and subject to, all of the terms and conditions of Paragraph 4 of the Original Lease or in accordance with the Work Letter (if Tenant is performing such Proposed Common Area Alterations during Tenant’s construction of the Additional Improvements); (ii) Landlord’s final approval of such Proposed Common Area Alterations is subject to Landlord’s prior written approval of detailed specific plans and specifications for the same (which plans and specifications Tenant shall provide to Landlord for Landlord’s approval prior to Tenant performing any such Proposed Common Area Alterations), which review and approval process shall be in accordance with Sections 4(a), (b) and (c) of the Work Letter; and (iii) Landlord reserves the right to cause Tenant, at Tenant’s sole cost and expense (but subject to application of the Additional Allowance pursuant to Section 6 (iv) and (v) above), to remove all or a portion of such Proposed Common Area Alterations upon the expiration or sooner termination of the Lease (so long as Landlord specified such removal during Landlord’s review of the plans and specifications for the same) and to repair any damage to the Building caused by such removal. Tenant’s indemnification obligations in the Lease shall extent to Tenant’s activities in common areas of the 10935 Building.

17.Authority. Each party warrants to the other that the person signing this Amendment on its behalf is fully authorized to do so and, by so doing, to bind such party.

18.Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

19.No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:			TENANT:
TREA PACIFIC PLAZA, LLC,			TANDEM DIABETES CARE, INC.,
a Delaware limited liability company			a Delaware corporation

By:	Teachers Insurance and Annuity Association of America, a New York corporation, for the benefit of its Real Estate Account, its sole member
	By:	/s/ Derrick Barker	By:	/s/ Leigh A. Vosseller
	Print Name:	Derrick Barker	Print Name:	Leigh Vosseller
	Title:	Authorized Signer	Title:	EVP and CFO

EXHIBIT A

EXHIBIT A

EXHIBIT B

OMITTED

EXHIBIT B

EXHIBIT C

TENANT’S PROPOSED COMMON AREA ALTERATIONS

•Remove and relocate glass entry door system to tenant suite at ground floor lobby
•Install new reception desk at ground floor lobby
•Remove a portion of the Building common corridor which leads to two suites Tenant is intending to combine. Tenant would maintain the rated exit corridor from stair to exterior exit. Tenant is not proposing any additional modifications to the other floors or Building Common Areas.

EXHIBIT C